Exhibit 99.1
Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of InfraSource Services, Inc.:

We have completed integrated audits of InfraSource Services, Inc.’s 2006 and 2005 consolidated financial statements and of its internal control over financial reporting as of December 31, 2006, and an audit of its 2004 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated Financial statements and financial statement schedule

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of InfraSource Services, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA
March 13, 2007

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,	December 31,
	2005	2006
	(In thousands, except
	per share data)

Current assets:
Cash and cash equivalents	$31,639	$26,209
Contract receivables (less allowances for doubtful accounts of $3,184 and $3,770, respectively)	136,610	166,780
Costs and estimated earnings in excess of billings	84,360	59,012
Inventories	5,131	5,443
Deferred income taxes	4,683	8,201
Other current assets	7,678	6,384
Current assets — discontinued operations	3,033	746

Total current assets	273,134	272,775

Property and equipment (less accumulated depreciation of $55,701 and $73,302, respectively)	143,881	154,578
Goodwill	138,054	146,933
Intangible assets (less accumulated amortization of $19,861 and $20,865, respectively)	1,884	900
Deferred charges and other assets, net	12,117	5,529
Assets held for sale	—	517
Noncurrent assets — discontinued operations	319	—

Total assets	$569,389	$581,232

Current liabilities:
Current portion of long-term debt	$889	$42
Current portion of capital lease obligations	—	35
Short-term credit facility borrowings	—	1,077
Other liabilities — related parties	11,299	766
Accounts payable	50,923	47,846
Accrued compensation and benefits	20,402	27,951
Other current and accrued liabilities	20,434	22,096
Accrued insurance reserves	30,550	36,166
Billings in excess of costs and estimated earnings	15,012	23,245
Deferred revenues	6,590	6,188
Current liabilities — discontinued operations	1,501	—

Total current liabilities	157,600	165,412

Long-term debt, net of current portion	83,019	50,014
Capital lease obligations, net of current portion	—	56
Deferred revenues	17,826	16,347
Other long-term liabilities — related party	420	900
Deferred income taxes	3,320	3,750
Other long-term liabilities	5,298	5,568
Non-current liabilities — discontinued operations	50	—

Total liabilities	267,533	242,047

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.001 par value (authorized — 12,000,000 shares; 0 shares issued and outstanding)	—	—
Common stock $.001 par value (authorized — 120,000,000 shares; issued 39,396,694 and 40,263,739 shares, respectively, and outstanding — 39,366,824 and 40,233,869, respectively)	39	40
Treasury stock at cost (29,870 shares)	(137)	(137)
Additional paid-in capital	278,387	288,517
Deferred compensation	(1,641)	—
Retained earnings	24,640	50,785
Accumulated other comprehensive income (loss)	568	(20)

Total shareholders’ equity	301,856	339,185

Total liabilities and shareholders’ equity	$569,389	$581,232

The accompanying notes are an integral part of these consolidated financial statements.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
	(In thousands, except per share data)

Revenues	$632,604	$853,076	$992,305
Cost of revenues	531,632	750,248	846,646

Gross profit	100,972	102,828	145,659

Selling, general and administrative expenses	63,210	73,737	94,787
Merger related costs	(228)	218	—
Provision for uncollectible accounts	(299)	156	1,500
Amortization of intangible assets	12,350	4,911	1,004

Income from operations	25,939	23,806	48,368
Interest income	513	388	953
Interest expense	(10,178)	(8,157)	(6,908)
Loss on early extinguishment of debt	(4,444)	—	—
Write-off of deferred financing costs	—	—	(4,296)
Other income, net	2,366	6,663	4,144

Income from continuing operations before income taxes	14,196	22,700	42,261
Income tax expense	5,796	9,734	16,391

Income from continuing operations	8,400	12,966	25,870
Discontinued operations:
Income (loss) from discontinued operations (net of income tax provision (benefit) of $365, $(699) and $1, respectively)	580	(1,069)	2
Gain on disposition of discontinued operation (net of income tax provision of $410, $1,372 and $165, respectively)	596	1,832	273

Net income	$9,576	$13,729	$26,145

Basic income (loss) per share:
Income from continuing operations	$0.24	$0.33	$0.65
Income (loss) from discontinued operations	0.01	(0.03)	0.00
Gain on disposition of discontinued operation	0.02	0.05	0.01

Net income	$0.27	$0.35	$0.66

Weighted average basic common shares outstanding	35,172	39,129	39,757

Diluted income (loss) per share:
Income from continuing operations	$0.23	$0.32	$0.64
Income (loss) from discontinued operations	0.01	(0.03)	0.00
Gain on disposition of discontinued operation	0.02	0.05	0.01

Net income	$0.26	$0.34	$0.65

Weighted average diluted common shares outstanding	36,139	39,943	40,364

The accompanying notes are an integral part of these consolidated financial statements.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
	(In thousands)

Net income	$9,576	$13,729	$26,145
Foreign currency translation adjustments, net of tax benefit of $0, $0 and $0	—	88	(108)
Fair value adjustments on derivatives, net of tax benefit of $271, $89 and $(360)	394	72	(480)

Comprehensive income	$9,970	$13,889	$25,557

The accompanying notes are an integral part of these consolidated financial statements.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity

							Accumulated
							Other
							Comprehensive
							Income
							Fair	Foreign
					Additional		Value	Currency
	Common Stock		Treasury Stock		Paid-In	Deferred	Adjustment on	Translation	Retained
	Shares	Amount	Shares	Amount	Capital	Compensation	Derivatives	Adjustment	Earnings	Total
	(In thousands, except share amounts)

Balance as of December 31, 2003	19,914,840	$20	—	$—	$91,695	$(215)	$14	$—	$1,335	$92,849

Common Stock issued:
Acquisition of Maslonka	4,330,820	4	—	—	50,667	—	—	—	—	50,671
Company management	37,367		—	—	437	—	—	—	—	437
Principal shareholders	5,894,583	6	—	—	27,079	—	—	—	—	27,085
Initial public offering	8,500,000	9	—	—	100,773	—	—	—	—	100,782
Vesting of early exercised options	154,786	—	—	—	715	—	—	—	—	715
Unearned compensation	—	—	—	—	212	(212)	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	98	—	—	—	98
Stock options exercised	70,847	—	—	—	326	—	—	—	—	326
Income tax benefit from options exercised	—	—	—	—	664	—	—	—	—	664
Issuance of shares under employee stock purchase plan	39,485	—	—	—	386	—	—	—	—	386
Net income					—	—	—	—	9,576	9,576
Other comprehensive income	—	—	—	—	—	—	394	—	—	394

Balance as of December 31, 2004	38,942,728	$39	—	$—	$272,954	$(329)	$408	$—	$10,911	$283,983
Vesting of early exercised options	103,263	—	—	—	475	—	—	—	—	475
Treasury stock	29,870	—	(29,870)	(137)	137	—	—	—	—	—
Unearned compensation	—	—	—	—	2,092	(2,092)	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	780	—	—	—	780
Stock options exercised	176,997	—	—	—	888	—	—	—	—	888
Income tax benefit from options exercised	—	—	—	—	545	—	—	—	—	545
Issuance of shares under employee stock purchase plan	143,836	—	—	—	1,296	—	—	—	—	1,296
Net income	—	—	—	—	—	—	—	—	13,729	13,729
Other comprehensive income	—	—	—	—	—	—	72	88	—	160

Balance as of December 31, 2005	39,396,694	$39	(29,870)	$(137)	$278,387	$(1,641)	$480	$88	$24,640	$301,856
Vesting of early exercised options	196,651	—	—	—	904	—	—	—	—	904
Reclass of deferred compensation	—	—	—	—	(1,641)	1,641	—	—	—	—
Stock options exercised and vested restricted stock	548,971	1	—	—	3,584	—	—	—	—	3,585
Income tax benefit from options exercised	—	—	—	—	2,343	—	—	—	—	2,343
Issuance of shares under employee stock purchase plan	121,423	—	—	—	1,480	—	—	—	—	1,480
Stock compensation expense	—	—	—	—	3,460	—	—	—		3,460
Net income	—	—	—	—	—	—	—	—	26,145	26,145
Other comprehensive loss	—	—	—	—	—	—	(480)	(108)	—	(588)

Balance as of December 31, 2006	40,263,739	$40	(29,870)	$(137)	$288,517	$—	$—	$(20)	$50,785	$339,185

The accompanying notes are an integral part of these consolidated financial statements.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
	(In thousands)

Cash flows from operating activities:
Net income	$9,576	$13,729	$26,145
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Income from and gain on sale of discontinued operations — net of taxes	(1,176)	(763)	(275)
Depreciation	24,728	27,540	25,601
Amortization of intangibles	12,350	4,911	1,004
Gain on sale of assets	(1,412)	(2,714)	(3,365)
Deferred income taxes	(7,614)	3,390	(3,650)
Loss on early extinguishment of debt	4,444	—	—
Stock based compensation	—	711	3,460
Write-off of deferred financing costs	—	—	4,296
Reversal of litigation judgment	—	(4,279)	—
Other	900	(1,519)	97
Changes in operating assets and liabilities, net of effects of acquisitions:
Contract receivables, net	(22,877)	(31,319)	(30,936)
Contract receivables due from related parties, net	14,617	—	—
Costs and estimated earnings in excess of billings, net	(14,431)	(20,436)	34,033
Inventories	(1,913)	788	(312)
Other current assets	(3,221)	3,366	1,905
Deferred charges and other assets	(2,079)	866	607
Accounts payable	6,410	19,228	(4,269)
Other current and accrued liabilities	(10,794)	9,020	8,770
Accrued insurance reserves	6,282	4,508	5,616
Deferred revenue	6,150	2,122	(1,880)
Other liabilities	(242)	535	1,113

Net cash flows provided by operating activities from continuing operations	19,698	29,684	67,960
Net cash flows provided by (used in) operating activities from discontinued operations	2,601	(275)	94

Net cash flows provided by operating activities	22,299	29,409	68,054

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(44,163)	(6,460)	(18,355)
Proceeds from restricted cash	—	5,000	—
Proceeds from derivatives	—	—	273
Proceeds from sale of discontinued operations	9,562	7,164	2,569
Proceeds from sales of equipment	3,655	5,388	7,693
Additions to property and equipment	(25,061)	(30,471)	(38,499)

Net cash flows used in investing activities from continuing operations	(56,007)	(19,379)	(46,319)
Net cash flows used in investing activities from discontinued operations	(1,048)	(284)	(94)

Net cash flows used in investing activities	(57,055)	(19,663)	(46,413)

Cash flows from financing activities:
Net borrowings under short-term credit facility	—	—	1,077
Borrowings of long-term debt	—	—	75,000
Repayments of long-term debt and capital lease obligations	(84,301)	(1,904)	(108,851)
Debt issuance costs	(1,588)	(169)	(1,440)
Excess tax benefits from stock-based compensation	—	—	2,018
Proceeds from exercise of stock options	2,962	2,184	5,125
Proceeds from sale of common stock	128,039	—	—

Net cash flows provided by (used in) financing activities from continuing operations	45,112	111	(27,071)
Net cash flows used in financing activities from discontinued operations	(1,000)	—	—

Net cash flows provided by (used in) financing activities	44,112	111	(27,071)

Cash and cash equivalents:
Net decrease in cash and cash equivalents	9,356	9,857	(5,430)
Cash and cash equivalents provided by (transferred to) discontinued operations	(553)	559	—
Cash and cash equivalents — beginning of period	12,419	21,222	31,639
Effect of exchange rates on cash	—	1	—

Cash and cash equivalents — end of period	$21,222	$31,639	$26,209

The accompanying notes are an integral part of these consolidated financial statements.

INFRASOURCE SERVICES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
	(In thousands)
Supplemental cash flow information:
Interest	$8,159	$6,946	$5,773
Taxes	17,267	12,129	20,167
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Distribution of property and equipment owed to related party	$7,218	$—	$—
Loss on early extinguishment of the note payable to Exelon	4,444	—	—
Distribution to related party for contingent earn out	—	—	7,089
Accounts payable balance related to purchases of property and equipment	1,652	1,078	2,231
Fair value of assets acquired	68,579	2,386	1,826
Goodwill	64,021	2,595	7,545
Liability to sellers for taxes and cash holdback	(7,204)	3,145	2,159
Liabilities assumed	(23,300)	(797)	(263)
Equity issued to sellers	(50,671)	—	—
Cash paid for acquisition, net of cash acquired	(51,425)	(7,329)	(11,267)

The accompanying notes are an integral part of these consolidated financial statements.

1.	Background and Summary of Significant Accounting Policies

Organization and Description of Business:  InfraSource Services, Inc. (“InfraSource”) was organized on May 30, 2003 as a Delaware corporation. InfraSource and its wholly owned subsidiaries are referred to herein as “the Company,” “we,” “us,” or “our.” We operate in two business segments. Our Infrastructure Construction Services (“ICS”) segment provides design, engineering, procurement, construction, testing, maintenance and repair services for utility infrastructure. Our ICS customers include electric power utilities, natural gas utilities, telecommunication customers, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses. Our Telecommunication Services (“TS”) segment leases point-to-point telecommunications infrastructure in select markets and provides design, procurement, construction and maintenance services for telecommunications infrastructure. Our TS customers include communication service providers, large industrial and financial services customers, school districts and other entities with high bandwidth telecommunication needs. We operate in multiple service territories throughout the United States and we do not have significant operations or assets outside the United States.

On September 24, 2003, we acquired all of the voting interests of InfraSource Incorporated and certain of its wholly owned subsidiaries, pursuant to a merger transaction (the “Merger”). On May 12, 2004, we completed an IPO of 8,500,000 shares of common stock.

At the time of the IPO, our principal stockholders were OCM/GFI Power Opportunities Fund, L.P. and OCM Principal Opportunities Fund, L.P. (collectively, the “former Principal Stockholders”), both Delaware limited partnerships. In 2006, the former Principal Stockholders and certain other stockholders completed two secondary underwritten public offerings of our common stock. The first occurred on March 24, 2006, in which they sold 13,000,000 shares of our common stock at $17.50 per share (plus an additional 1,950,000 shares sold following exercise of the underwriters’ over-allotment option). The second occurred on August 9, 2006, in which they sold 10,394,520 shares of our common stock at $17.25 per share (plus an additional 559,179 shares sold following exercise of the underwriters’ over-allotment option). We did not issue any primary shares and did not receive any of the proceeds from those offerings. As of December 31, 2006, the former Principal Stockholders no longer own any of our common stock.

Basis of Presentation:  The accompanying consolidated financial statements reflect our financial position as of December 31, 2005 and 2006 and our results of operations and cash flows for the years ended December 31, 2004, 2005 and 2006.

During the years ended December 31, 2004, 2005, and 2006 we committed to plans to sell substantially all of the assets of Utility Locate & Mapping Services, Inc. (“ULMS”), Electric Services, Inc. (“ESI”) and Mechanical Specialties, Inc. (“MSI”), respectively. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the financial position, results of operations and cash flows of OSP Consultants, Inc and Subsidiaries (“OSP”), ULMS, ESI and MSI are reflected as discontinued operations in our accompanying financial statements through their respective dates of disposition (see Note 3). We do not allocate corporate debt and interest expense to discontinued operations. Only debt amounts that are specific to the discontinued operations will be reflected in discontinued operations.

The consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Reclassifications:  Certain amounts in the accompanying financial statements have been reclassified for comparative purposes.

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of certain assets and liabilities; amounts contained in certain of the notes to the consolidated financial statements; and the revenues and expenses reported for the periods covered by the financial statements. Although such assumptions are based on management’s best knowledge of current events and actions we may undertake in the future, actual results could differ significantly from those estimates and assumptions. Our more significant estimates relate to revenue recognition, self insurance reserves, share-based compensation, valuation of goodwill and intangible assets, and income taxes.

Changes in Estimates:  In the ordinary course of accounting for items discussed above, we make changes in estimates as appropriate, and as we become aware of circumstances surrounding those estimates. Such changes and refinements in estimates are reflected in reported results of operations in the period in which the changes are made and, if material, their effects are disclosed in the notes to our consolidated financial statements.

Revenue Recognition:  Revenues from services provided to customers are reported as earned and are recognized when services are performed. Unbilled revenues represent amounts earned and recognized in the period for which billings are issued in a subsequent period and are included in costs and estimated earnings in excess of billings.

Revenues from fixed-price contracts are recorded on a percentage-of-completion basis, using primarily the cost-to-cost method based on the percentage of total costs incurred to date in proportion to total estimated costs to complete the contract. This method is used as management considers expended costs to be the best available measure of progress on these contracts.

Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Costs of installation or manufacturing include all direct material and labor costs and indirect costs related to the manufacturing process, such as indirect labor, supplies, tools and repairs. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are reasonably estimated.

Revenues from master service agreements (“MSAs”) and maintenance contracts are based on unit prices or time and materials and are recognized as the units are completed (“units of production” method). Revenues earned on short-term projects and under contracts providing for substantial performance of services are recorded under the completed contract method. Revenues earned pursuant to fiber-optic facility licensing agreements, including initial fees are recognized ratably over the expected length of the agreements, including likely renewal periods. Advanced billings on fiber-optic agreements are recognized as deferred revenue on our balance sheets.

In accordance with industry practice, the classification of construction contract-related current assets and current liabilities are based on our contract performance cycle, which may exceed one year. Accordingly, retainage receivables, which are classified as current, will include certain amounts which may not be collected within one year. The balances billed but not paid by customers pursuant to retainage provisions in certain contracts will be due upon completion of the contracts and acceptance by the customer. Based on our experience with similar contracts in recent years, the majority of the retention balance at each balance sheet date will be collected within the subsequent fiscal year. Current retainage balances are included in contract receivables. Costs and estimated earnings in excess of billings primarily relate to revenues for completed but unbilled units under unit-based contracts, as well as unbilled revenues recognized under the percentage-of-completion method for non-unit based contracts. For those contracts in which billings exceeded contract revenues recognized to date, such excesses are included in billings in excess of costs and estimated earnings in the accompanying balance sheets.

Contract receivables are recorded at the invoiced amount and do not bear interest. We provide an allowance for doubtful accounts when collection of an account or note receivable is considered doubtful. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s access to capital, the customer’s willingness or ability to pay, general economic conditions and the ongoing relationship with the customer. We review our allowance for doubtful accounts quarterly. Amounts are written off against the allowance when deemed uncollectible. We do not have any off balance sheet credit exposure related to our customers.

Cash and Cash Equivalents:  Cash and cash equivalents include instruments with original maturities of three months or less. Cash and cash equivalents are stated at cost, which approximates market value.

Restricted Cash:  Restricted cash included a time deposit that was pledged for a letter of credit, which matured in March 2005.

Book Overdrafts:  During 2006, the Company revised the classification for book overdrafts (outstanding checks on zero balance disbursement bank accounts that are funded from an investment account maintained with another financial institution upon presentation for payment) in the consolidated balance sheets and statement of cash flows. Prior to this revision, these amounts were reported as a reduction to cash and accounts payable. We had $7.4 million and $6.7 million of book overdrafts at December 31, 2005 and 2006, respectively, and these amounts are included in cash and accounts payable. Additionally, this revision (decreased) increased net cash flows provided by operating activities from continuing operations by ($0.4) million and $7.4 million for the years ended December 31, 2004 and 2005, respectively.

Inventories:  Inventories consist primarily of materials and supplies used in the ordinary course of business and are stated at the lower of cost or market, as determined by the first-in, first-out or the specific identification method.

Other Current Assets:  Other current assets consist primarily of prepaid insurance, taxes and expenses. These costs are expensed ratably over the related periods of benefit.

Property and Equipment:  Property and equipment are stated at cost. Depreciation is generally calculated using the straight-line method over the estimated useful lives of the assets, which principally range from three to ten years for furniture, vehicles, machinery and equipment, and 25 to 40 years for buildings. The useful life of leasehold improvements is based on the term of the lease. For certain assets, we utilize other methods of depreciation, including accelerated and units of production methods, as these methods more accurately reflect cost recovery related to these assets. For small tools used in the completion of services, depreciation is based on the composite group remaining life method of depreciation, with straight-line composite rates determined on the basis of equal life groups for certain categories of tools acquired in a given period. Under this method, normal asset retirements, net of salvage value, are charged to accumulated depreciation. Assets under capital leases and leasehold improvements are amortized over the lesser of the lease term or the asset’s estimated useful life. Major modifications which extend the useful life of the assets are capitalized and amortized over the adjusted remaining useful life of the assets. When assets are retired or disposed of, the cost and accumulated depreciation thereon are removed and any resultant gains or losses are recognized in current operations.

Capitalized Software:  In accordance with Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”, we capitalize costs associated with internally developed and/or purchased software systems for new products and enhancements to existing products that have reached the application development stage and meet recoverability tests. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software, payroll and payroll-related expenses for employees who are directly associated with and devote time to the internal-use software project and interest costs incurred, if material, while developing internal-use software. Capitalization of such costs begins when the preliminary project stage is complete and ceases no later than the point at which the project is substantially complete and ready for its intended purpose. Those capitalized costs are amortized on a straight-line basis over the economic useful life, beginning when the asset is ready for its intended use. Capitalized costs are included in property and equipment on the consolidated balance sheets.

Goodwill and Intangible Assets:  Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets” goodwill is subject to an assessment for impairment using a two-step fair value-based test with the first step performed at least annually, or more frequently if events or circumstances exist that indicate that goodwill may be impaired. We complete an annual analysis of our reporting units at each fiscal year end. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit’s goodwill to the fair value of the goodwill. If the fair value of the goodwill is less than the carrying amount, an impairment loss would be recorded as a reduction to goodwill and a corresponding charge to operating expense.

We amortize intangible assets, consisting of construction backlog and volume agreements from acquired businesses as those assets are utilized or on a straight line basis over the one to five year life of those agreements (see Note 8). During the year ended December 31, 2004, we revised our estimates for intangible asset amortization related to backlog and volume agreements to more accurately reflect revenue derived from those intangibles. In the first quarter of 2004, we began calculating amortization expense using actual volume, rather than volume estimates derived from third-party valuations. For the year ended December 31, 2004, the change in our volume based estimate resulted in a $0.8 million decrease in net income and a $0.02 decrease in both basic and diluted net income per share.

Deferred Charges and Other Assets:  Deferred charges and other assets consist primarily of debt issuance costs, dark fiber inventory, refundable security deposits and insurance claims in excess of deductibles. Costs associated with debt are capitalized and amortized into interest expense over the lives of the respective debt instruments.

Accounting for the Impairment of Long-Lived Assets:  We account for impairment of long-lived assets in accordance with SFAS No. 144, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We evaluate at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. No such impairment was recorded as of December 31, 2005 or 2006. Assets to be disposed of are reclassified to assets held for sale at the lower of their carrying value amount or fair value net of selling costs.

Income Taxes:  We follow the liability method of accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Income taxes consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. A valuation allowance is recorded against a deferred tax asset when it is determined to be more likely than not that the asset will not be realized.

SFAS No. 109 requires an intra-period tax allocation of the income tax expense or benefit for the year among continuing operations, discontinued operations, extraordinary items, other comprehensive income, and items charged or credited directly to shareholders’ equity. SFAS No. 123R (see Share-Based Compensation) requires that if tax deductions for stock based compensation exceed the cumulative book compensation cost recognized, the excess tax benefit will be recognized as additional paid-in capital. The Company calculates the intra-period tax allocation to shareholders’ equity for excess tax benefits related to stock based compensation in accordance with SFAS No. 123R by including only the direct effects of the tax deduction for stock based compensation.

Translation of Financial Statements:  Balance sheets for foreign operations are translated into U.S. dollars at the year-end exchange rates, while statements of operations are translated at average rates. Adjustments resulting from financial statement translations are included as cumulative translation adjustments in accumulated other comprehensive income (loss). The functional currency of our foreign subsidiary is the Canadian dollar.

Other Comprehensive Income (Loss):  Other comprehensive income (loss) includes all changes in equity during a period except those resulting from investments by and distributions to stockholders. For the years ended December 31, 2004, 2005 and 2006, we have recorded other comprehensive income (loss) of $0.4 million, $0.1 million and $(0.5) million, respectively, related to the fair value of the interest rate swap and cap we entered into in October 2003 (see Note 11). Also during the year ended December 31, 2005 and

2006, we recorded other comprehensive income (loss) of $0.1 million and $(0.1) million for the foreign currency translation adjustment related to our Canadian operations.

Share-Based Compensation:  On January 1, 2006, we adopted SFAS No. 123R “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based awards made to employees and directors including employee stock options, restricted stock and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchases”) based on estimated fair values. SFAS No. 123R supersedes our previous accounting under Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees.” In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107 “Share-Based Payment,” relating to SFAS No. 123R. We have applied the provisions of SAB No. 107 in adopting SFAS No. 123R.

Prior to the adoption of SFAS No. 123R, we accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB No. 25 as allowed under SFAS No. 123. Under the intrinsic value method, no share-based compensation expense was recognized in our consolidated statements of operations, other than restricted stock awards and stock options granted to employees and directors below the fair market value of the underlying stock at the grant-date.

We adopted SFAS No. 123R using the modified prospective transition method. Our consolidated financial statements as of and for the year ended December 31, 2006 include the impact of SFAS No. 123R. In accordance with the modified prospective transition method, our consolidated financial statements for prior periods have not been restated and do not include the impact of SFAS No. 123R. Pre-tax share-based compensation expense recognized under SFAS No. 123R for the year ended December 31, 2006 was $3.5 million, (refer to Note 18 for additional information). For the years ended December 31, 2004 and 2005, we recorded pre-tax share-based compensation expense of $0.1 million and $0.8 million related to stock options which were granted to employees and directors prior to our IPO which were determined to be below the fair market value of the underlying stock at the date of grant and also restricted stock awards. For the year ended December 31, 2006 share-based compensation expense included in cost of revenues is $0.3 million and in selling, general and administrative expenses is $3.2 million.

During the year ended December 31, 2006, share-based compensation expense lowered our results of operations as follows:

For the Year Ended
December 31,
2006
(In thousands
except per
share amounts)

Income from continuing operations before income taxes	$3,149
Income from continuing operations	1,890
Net income	1,890
Basic net income per share	$0.05
Diluted net income per share	0.05

SFAS No. 123R requires companies to estimate the fair value of share-based awards on the date of grant using an option-pricing model. We value share-based awards using the Black-Scholes option pricing model and recognize compensation expense on a straight-line basis over the requisite service periods. Share-based compensation expense recognized during the current period is based on the value of the portion of share-based awards that is ultimately expected to vest. SFAS No. 123R requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical activity. Share-based compensation expense recognized in our consolidated statements of operations for the year-ended December 31, 2006 includes (i) compensation expense for share-based awards granted prior to but not vested as of December 31, 2005, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS No. 123 and (ii) compensation expense for the share-based awards granted subsequent to December 31, 2005 based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Share-based compensation expense recognized for 2006 is based on awards ultimately expected to vest, net of estimated forfeitures. Previously in our pro forma information required under SFAS No. 123 for the periods prior to fiscal 2006, we accounted for forfeitures as they occurred. Prior to the adoption of SFAS No. 123R, we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in our consolidated statement of cash flows. SFAS No. 123R requires the cash flows resulting from the tax deductions in excess of the compensation cost recognized for those options (excess tax benefit) to be classified as financing cash flows.

The following table illustrates the effect on net income and earnings per share for the period prior to adoption of SFAS No. 123R, as if we had applied the fair value recognition provisions of SFAS No. 123, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.”

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2004	2005
	(In thousands)

Net income as reported	$9,576	$13,729
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(821)	(1,277)
Add: Total stock-based employee compensation expense, net of related tax effects included in the determination of net income as reported	218	464

Pro forma net income	$8,973	$12,916

Basic and diluted income per share:
Basic net income per share as reported	$0.27	$0.35
Basic net income per share pro forma	0.26	0.33
Diluted net income per share as reported	0.26	0.34
Diluted net income per share pro forma	0.25	0.32

Derivatives:  We utilize derivative financial instruments to reduce interest rate and fuel price risks. We do not hold derivative financial instruments for trading purposes. All derivatives are accounted for in accordance with SFAS No. 133 “Accounting for Derivatives and Hedging Activities,” as amended by SFAS Nos. 137, 138 and 149. All interest rate related derivatives are recognized on the balance sheet at fair value. The fair value is estimated based on the amount we would receive or pay to terminate the contracts. We designate our derivatives based upon criteria established by SFAS No. 133. Changes in the fair value of derivatives are recorded in earnings or other comprehensive income, based on whether the instrument is designated as part of a hedge transaction and, if so, the type of hedge transaction.

Earnings Per Share:  Earnings per share are calculated in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per share includes only the weighted average number of common shares outstanding during the period, as adjusted for the effect of the bonus element (see Note 17). Diluted earnings per share includes the weighted average number of common shares and the dilutive effect of stock options and other potentially dilutive securities outstanding during the period, when such instruments are dilutive.

Multiemployer Benefit Plans:  Certain of our subsidiaries utilize unionized labor, and as such are required to make contractor contributions to the multiemployer retirement plans of certain unions. Were we to cease participation in those unions, a liability could potentially be assessed related to any underfunding of these plans. The amount of any such assessment, were such an assessment to be made, is not subject to reasonable estimation. However, we have never received any such assessments, and do not consider future assessments to be likely.

Fair Value of Financial Instruments:  The carrying values of cash and cash equivalents, contract receivables, other current assets, accounts payable, accrued liabilities and other current liabilities approximate fair value due to the short-term nature of those instruments. The carrying value of the capital lease obligations approximate fair value because they bear interest rates currently available to us for debt with similar terms and remaining maturities. The fair value of our debt instruments are discussed in Note 10.

Warranty Costs:  We do not have a general warranty program. For certain contracts, we warrant labor for new installations and construction and servicing of existing infrastructure. An accrual for warranty costs is recorded based upon management’s estimate of future costs. As of December 31, 2005 and 2006, accrued warranty costs were $0.2 million and included in other current and accrued liabilities.

Collective Bargaining Agreements:  Certain of our subsidiaries are party to various collective bargaining agreements for certain of their employees. The agreements require such subsidiaries to pay specified wages and provide for certain benefits to their union employees. Those agreements expire at various times.

Litigation Costs:  Legal settlements are accrued if they are probable and can be reasonably estimated. Costs incurred for litigation are expensed as incurred.

Self-Insurance:  The InfraSource Group was insured for workers’ compensation and employer’s liability, auto liability and general liability claims, subject to a deductible of $0.5 million per occurrence for the period January 1, 2004 through September 30, 2004. As of October 1, 2004, we have agreements to insure us for workers’ compensation and employer’s liability, auto liability and general liability, subject to a deductible of $0.75 million, $0.5 million and $0.75 million per occurrence, respectively. Losses up to the stop loss amounts are accrued based upon our estimate of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts, actuarial estimates and historical trends. Management believes such accruals to be adequate; however, a change in experience or actuarial assumptions could nonetheless materially affect results of operations in a particular period. In addition, claims covered by the insurance carrier are accrued, with corresponding receivable amounts in our consolidated balance sheets.

During the year ended December 31, 2005 we recorded an adjustment to reduce insurance expense by $1.3 million as a result of updated actuarial estimates reflecting favorable loss development in our self insured retentions. At December 31, 2005 and 2006, the amounts accrued for self-insurance claims by us were $30.6 million and $36.2 million, respectively.

New Accounting Pronouncements:

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in tax positions. FIN No. 48 requires that the impact of a tax position be recognized if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The tax position is measured at the largest amount of benefit that is greater than 50% likely of being realized upon the ultimate settlement. The provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006, with any cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect that the adoption of FIN No. 48 will result in a significant charge to our opening retained earnings at January 1, 2007 or have a significant impact on our results of operations for fiscal years beginning after the effective date.

The SEC issued SAB No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements,” in September 2006. SAB No. 108 provides guidance on how the effects of the carryover or reversal of prior year financial statement misstatements should be considered in quantifying a current year misstatement. Prior practice allowed the evaluation of materiality on the basis of (1) the error quantified as the amount by which the current year income statement was misstated (“rollover method”) or (2) the cumulative error quantified as the cumulative amount by which the current year balance sheet was misstated (“iron curtain method”). The guidance provided in SAB No. 108 requires both methods to be used in evaluating materiality. SAB No. 108 allows a one-time transitional cumulative effect adjustment to beginning retained earnings with appropriate disclosure of the nature and amount of each individual error corrected in the cumulative adjustment, as well as a disclosure of the cause of the error and that the error had been deemed to be immaterial in the past. SAB No. 108 was effective for us beginning with the fiscal year ended December 31, 2006. SAB No. 108 did not have a material effect on our financial position or results of operations for the year ended December 31, 2006.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. We have not determined the effect, if any, the adoption of this statement will have on our results of operations or financial position.

2.	Merger and Acquisitions

Acquisition of ITS:  On January 27, 2004, we acquired all of the voting interests of Maslonka & Associates, Inc. or Maslonka (which we re-branded as “InfraSource Transmission Services Company,” or “ITS”), a complementary infrastructure services business, for total purchase price consideration of $83.2 million, which included the issuance of 4,330,820 shares of our common stock, cash, transaction costs and purchase price contingencies. The value of the shares issued to Maslonka stockholders was determined to be approximately $50.7 million. The allocation of the purchase price was subject to a working capital adjustment and settlement of holdback adjustments to the purchase price in accordance with the terms of the acquisition agreement. Under terms of the holdback provisions, we withheld $6.6 million in cash and 957,549 shares of common stock. We finalized the working capital adjustment in July 2005 and released half of the holdback equal to $3.3 million in cash and 478,775 shares of common stock to the sellers in accordance with the acquisition agreement. The balance of the cash holdback, including accrued interest, and the remaining 478,774 shares were released in January 2006. Of the cash holdback amount, $5.5 million was contingent upon ITS’s achievement of certain performance targets as well as satisfaction of any indemnification obligations owed to us. In the fourth quarter of 2004, based on an evaluation of the performance targets detailed in the acquisition agreement, we recorded the $5.5 million additional contingent purchase price. During the year ended December 31, 2005, the working capital settlement and remaining purchase price adjustments caused an increase to the goodwill balance of $0.4 million. ITS results were included in our consolidated results beginning January 27, 2004.

Additionally, at the time of the acquisition, ITS had an outstanding letter of credit collateralized with a $5.0 million time deposit account provided by the Maslonka stockholders, which we acquired in the acquisition. As required under the acquisition agreement, we reimbursed the Maslonka stockholders for the $5.0 million in the third quarter of 2004. After giving effect to the holdback and the reimbursement of the time deposit account, the amount paid at closing was $26.7 million in cash and 3,373,271 shares of common stock. We financed the cash portion of the ITS acquisition with cash on hand and the issuance of 5,931,950 shares of common stock to our then principal stockholders and certain members of our management team for cash of $27.5 million.

Intangible assets consisting of construction backlog were valued at $11.5 million and were amortized over the life of the related contracts. The amortization of those intangible assets as well as the goodwill of $62.8 million is not deductible for tax purposes. ITS is part of ICS and all related goodwill is included in the ICS segment.

The aggregate purchase price for the ITS acquisition is as follows:

(In thousands)

Cash paid to sellers, including cash holdback	$21,643
Transaction costs	565
Repayment of debt and capital leases	10,314
Equity issued to sellers	50,671

Total purchase price consideration	$83,193

The purchase price was allocated to the assets acquired and liabilities assumed as follows:

(In thousands)

Contract receivables	$6,172
Costs and estimated earnings in excess of billings	6,437
Deferred tax asset — current	1,542
Other current assets	1,166
Property and equipment	9,561
Goodwill	62,803
Intangible assets	11,500
Other non-current assets	5,319
Accounts payable and accrued expenses	(15,509)
Long-term debt	(1,000)
Deferred tax liability	(4,798)

Total net assets acquired	$83,193

Acquisition of Utili-Trax:  On August 18, 2004, we acquired substantially all of the assets and assumed certain liabilities of Utili-Trax Contracting Partnerships, LLC (“Utili-Trax”), which provides underground and overhead construction services for electric cooperatives and municipal utilities throughout the upper Midwest, for total purchase price consideration of $5.3 million in cash, including transaction costs. The intangible asset valued at $0.9 million relates to a customer volume agreement which is being amortized over the life of the contract. The amortization of intangible assets and goodwill are deductible for tax purposes. The results of Utili-Trax were included in our consolidated results beginning August 18, 2004. Since Utili-Trax is part of our ICS segment, all resulting goodwill is included in the ICS segment.

The purchase price was allocated to the assets acquired and liabilities assumed as follows:

(In thousands)

Contract receivables	$469
Costs and estimated earnings in excess of billings	616
Other current assets	88
Property and equipment	2,399
Goodwill	1,298
Intangible asset	935
Accounts payable and accrued expenses	(501)

Total net assets acquired	$5,304

Acquisition of EnStructure:  On September 3, 2004, we acquired substantially all of the assets and assumed certain liabilities of EnStructure Corporation’s (“EnStructure”) operating companies: Sub-Surface Construction Company, Flint Construction Company and Iowa Pipeline Associates, for total purchase price consideration of $20.9 million in cash, including transaction costs. EnStructure, formerly the construction services business of SEMCO Energy, Inc., provides construction services within the utilities, oil and gas markets throughout the Midwestern, Southern and Southeastern regions of the United States. Intangible assets consisting of construction backlog and a volume agreement have been valued at $1.3 million and are being amortized over the life of the related contracts which range one to five years. The amortization of those intangible assets is deductible for tax purposes. The results of EnStructure were included in our consolidated results beginning September 3, 2004.

The fair value of the EnStructure net assets exceeded the purchase price. In accordance with SFAS No. 141, we decreased the eligible assets by the excess amount. The allocation of the purchase price to the assets acquired and liabilities assumed is as follows:

(In thousands)

Contract receivables	$7,351
Costs and estimated earnings in excess of billings	1,401
Other current assets	237
Property and equipment	11,976
Intangible assets	1,310
Other current liabilities	(1,351)

Total net assets acquired	$20,924

Acquisition of EHVPC:  On November 14, 2005, we acquired all of the voting interests of EHV Power Corporation (“EHVPC”), a Canadian company that specializes in splicing of underground high voltage electric transmission cables, for total purchase price consideration of $4.1 million, which includes transaction costs, a $0.6 million holdback payment which is payable in 2007 and settlement of the working capital adjustment in the second quarter of 2006. Payment of the holdback is not contingent on future events, with the exception of any indemnification obligations owed to us. Goodwill is not deductible for tax purposes. The results of EHVPC are included in our consolidated results beginning November 14, 2005. As EHVPC is part of our ICS segment, all resulting goodwill is included in the ICS segment.

The purchase price has been allocated to the assets acquired and liabilities assumed as follows:

(In thousands)

Contract Receivables	$1,133
Other current assets	412
Property and equipment	585
Goodwill	2,303
Accounts payable and accrued expenses	(305)
Long-term debt	(28)

Total net assets acquired	$4,100

Acquisition of RUE:  On December 15, 2006, we acquired all of the voting interests of Realtime Utility Engineers, Inc. (“RUE”), a company that provides substation and transmission line engineering services for electric utilities, for total purchase price consideration of $9.3 million in cash, including transaction costs. We held back $1.3 million of purchase price consideration, of which $0.4 million is scheduled to be paid upon filing of the final 2006 seller-period tax returns and $0.9 million is scheduled to be paid 18 months after the date of acquisition. Those holdback amounts are reflected as liabilities on the balance sheet as their payment is not contingent on future performance or the achievement of future milestones by RUE. Final purchase price allocation remains subject to a working capital adjustment expected to occur during the first quarter of 2007 and valuation of intangible assets. The purchase agreement contains a provision allowing the sellers to realize additional purchase price consideration, payable as 93,186 shares of InfraSource Services, Inc. unregistered common stock, contingent upon achieving certain earnings-based targets in fiscal years 2007, 2008 and 2009. The results of RUE were included in our consolidated results beginning December 15, 2006. As RUE is part of the ICS segment, the resulting goodwill of $7.8 million is included in the ICS segment and is not tax deductible.

The aggregate preliminary purchase price for the RUE acquisition is as follows:

(In thousands)

Cash paid to sellers, net of cash acquired	$7,700
Transaction costs	390
Working capital settlement paid at closing	(54)
Liability to sellers for cash holdback of purchase price	1,300

$9,336

The preliminary purchase price was allocated to the assets acquired and liabilities assumed, on the basis of estimated fair values as of December 31, 2006, as follows:

(In thousands)

Cash	$301
Contract receivables	735
Other current assets	1,781
Property and equipment	562
Goodwill	7,813
Intangibles	20
Other long-term assets	28
Other current liabilities	(874)
Capital leases — current	(35)
Other long-term liabilities	(900)
Deferred tax — liability	(39)
Capital leases — long-term	(56)

Total net assets acquired	$9,336

These estimates may change based upon further analysis which may include third party appraisals of certain intangible assets.

Pro Forma Financial Information:  The following table provides pro forma unaudited consolidated statements of operations data as if the ITS, Utili-Trax and EnStructure acquisitions had occurred on January 1, 2004:

Pro Forma Results for the Year Ended
December 31, 2004
(Unaudited)
(In thousands)

Contract revenues	$691,837
Net loss	(12,634)
Earnings Per Share Data:
Weighted average basic and diluted common shares outstanding	35,939
Basic and diluted net loss per share	$(0.35)

Pro forma results of operations for the years ended December 31, 2004 presented above have been adjusted to reflect ITS, Utili-Trax and EnStructure historical operating results prior to their acquisitions, after giving effect to adjustments directly attributable to the transactions that are expected to have a continuing effect. Such adjustments include (1) amortization of intangible assets acquired and recorded in accordance with the provisions of SFAS No. 141, and related income tax effects; (2) the effects of depreciation expense resulting from changes in lives and book basis of certain fixed assets; (3) the elimination of interest expense resulting from the repayment of ITS debt and additional interest expense associated with a note issued to the seller and related income tax effects; and (4) the issuance of common stock to the sellers in the ITS acquisition and to the Principal Stockholders and certain members of our management to finance a portion of the purchase price.

The pro forma results for the year ended December 31, 2004 include a charge of $31.3 million for deferred compensation expense, which was recorded in ITS’s historical results of operations, and $1.5 million for transaction costs related to the ITS acquisition.

EHVPC and RUE were not significant acquisitions and therefore are not reflected in our pro forma information. The above pro forma information is not necessarily indicative of the results of operations that would have occurred had the 2004 acquisitions been made as of January 1, 2004, or of results that may occur in the future.

3.	Discontinued Operations

In the third quarter of 2004, we committed to a plan to sell substantially all of the assets of Utility Locate & Mapping Services, Inc. (“ULMS”). On August 1, 2005, we sold certain assets of ULMS for a cash purchase price of approximately $0.4 million. We also received an advance of $0.3 million from the buyer for contingent consideration. The sale of ULMS assets resulted in a loss of $0.2 million (net of $0.2 million tax), which is included in gain on disposal of discontinued operations in our consolidated statement of operations for the year ended December 31, 2005. ULMS was part of our ICS segment.

In the second quarter of 2005, we committed to a plan to sell substantially all of the assets of ESI. On August 1, 2005, we sold the stock of ESI for a cash purchase price of approximately $6.5 million, subject to a working capital adjustment. The sale of the stock of ESI resulted in a gain of $2.0 million (net of $1.6 million tax), which is included in gain on disposal of discontinued operations in our consolidated statement of operations for the year ended December 31, 2005. ESI was part of the ICS segment.

In the third and fourth quarters of 2006, we sold certain assets of Mechanical Specialties, Inc. (“MSI”) for a cash purchase price of approximately $2.6 million, resulting in a gain, net of taxes, of $0.3 million, included in gain on disposition of discontinued operations in our consolidated statement of operations for the year ended December 31, 2006. The remaining inventory of MSI is eligible for sale to the buyer at cost for a period of one year from the date of sale. Any remaining inventory will be liquidated upon termination of the one-year agreement. MSI was part of the ICS segment.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the financial position, results of operations and cash flows of ULMS, ESI and MSI are reflected as discontinued operations in the accompanying consolidated financial statements through their respective dates of disposition.

The tables below present balance sheet and statement of operations information for the previously mentioned discontinued operations.

Balance Sheet information:

	December 31,	December 31,
	2005	2006
	(In thousands)

Contract receivables, net	$1,152	$—
Other current assets	1,881	687
Deferred income taxes	—	59

Total current assets	3,033	746
Property and equipment, net	319	—

Total assets	$3,352	$746

Accounts payable and other liabilities	$1,501	$—
Deferred income taxes — long term	50	—

Total liabilities	1,551	—

Net assets	$1,801	$746

Statement of operations information:

	For the Year Ended	For the Year Ended	For the Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
	(In thousands)	(In thousands)	(In thousands)

Contract revenues	$50,106	$25,220	$8,858
Pre-tax income (loss)	945	(1,768)	3

4.	Contract and Notes Receivables

Contract receivables consist of the following:

	As of December 31,
	2005	2006
	(In thousands)

Contract receivables	$124,904	$148,207
Retainage	14,890	22,343

	139,794	170,550
Less: allowance for doubtful accounts	3,184	3,770

	$136,610	$166,780

At December 31, 2005 and 2006, we had an outstanding receivable of $5.5 million and $4.5 million, net of reserves of $2.0 million and $3.0, respectively, in connection with an infrastructure project for which certain amounts are in dispute. Total outstanding receivables for all projects from this customer amounted to $12.6 million and $9.2 million at December 31, 2005 and 2006, respectively. We are vigorously seeking collection of all past due amounts.

At December 31, 2005 and 2006 we had approximately $1.5 million and $1.2 million, respectively, of notes receivables due from customers. The current portion of $1.1 million and $0.5 million at December 31, 2005 and 2006, respectively, was included in other current assets. The long-term portion of $0.4 million and $0.7 million at December 31, 2005 and 2006, respectively, was included in deferred charges and other assets.

5.	Construction Contracts

Construction contracts in progress are as follows:

	As of December 31,
	2005	2006
	(In thousands)

Costs incurred on contracts	$998,448	$1,220,725
Estimated earnings less foreseeable losses	137,932	184,498

	1,136,380	1,405,223
Billings to date	1,067,032	1,369,456

Net costs and estimated earnings in excess of billings	$69,348	$35,767

	As of December 31,
	2005	2006
	(In thousands)

These amounts are included in the accompanying consolidated balance sheets under the following captions:
Costs and estimated earnings in excess in billings	$84,360	$59,012
Billings in excess of costs and estimated earnings	(15,012)	(23,245)

	$69,348	$35,767

6.	Costs and Estimated Earnings In Excess of Billings and Contract Losses

Included in costs and estimated earnings in excess of billings are costs related to claims and unapproved change orders of approximately $12.4 million and $3.1 million at December 31, 2005 and 2006, respectively. During the year ended December 31, 2006, we recovered claim amounts of $9.6 million existing at December 31, 2005. Estimated revenue related to claims and in amounts up to but not exceeding costs incurred is recognized when realization is probable and amounts are estimable. Profit from claims is recorded in the period such amounts are agreed to with the customer.

Included in our results of operations for the year ended December 31, 2006 is an $8.9 million contract loss related to an electric transmission project, which assumes collection of a portion of current and projected claims, and the associated reversal of pre-tax profit of $1.6 million recognized in prior periods. This project began in August 2005 and is substantially complete. Consistent with our revenue recognition policy for contracts that are in a forecasted loss position, we recognized the expected loss on this project of $5.0 million in the second quarter of 2006. Subsequently we identified and recorded additional charges on this project of $3.9 million during the third and fourth quarters of 2006. The $8.9 million loss is attributable primarily to lower than expected productivity due to ineffective supervision, insufficient access to experienced labor, customer and supplier issues and extremely hot weather.

Included in our results of operations for the year ended December 31, 2005 is a $10.1 million contract loss, after giving effect to assumed claims collections, related to an underground utility construction project. This project, which began in late January 2005 and was substantially completed in November 2005, had an original contract value of approximately $18.0 million. Consistent with our revenue recognition policy for contracts that are in a forecasted loss position, in the second quarter of 2005, we recognized the entire loss expected at that time of $8.5 million which was increased to $10.1 million as of December 31, 2005. The loss was attributable primarily to lower than expected productivity, higher materials costs, and unforeseen delays.

7.	Property and Equipment

The components of property and equipment are as follows:

	As of December 31,
	2005	2006
	(In thousands)

Land and buildings	$10,656	$6,800
Machinery and equipment	121,803	141,640
Vehicles	57,603	60,359
Office equipment and furniture	5,968	9,888
Capitalized software	1,420	5,215
Capital leases	—	91
Leasehold improvements	2,132	3,887

	199,582	227,880
Less: accumulated depreciation	55,701	73,302

	$143,881	$154,578

Depreciation expense, including depreciation under capital leases, was $24.7 million, $27.5 million and $25.6 million for the years ended December 31, 2004, 2005 and 2006, respectively.

8.	Goodwill and Intangible Assets

Our goodwill and intangible assets are comprised of:

	As of December 31,
	2005	2006
	(In thousands)

Goodwill	$138,054	$146,933

Intangible assets:
Construction backlog	$17,184	$17,184
Volume agreements	4,561	4,561
Non-compete agreements	—	20

Total intangible assets	21,745	21,765

Accumulated amortization:
Construction backlog	(16,690)	(17,183)
Volume agreements	(3,171)	(3,682)
Non-compete agreements	—	—

Total accumulated amortization	(19,861)	(20,865)

Intangible assets, net	$1,884	$900

Our goodwill by segment is as follows:

	Infrastructure	Telecommunication
	Construction Services	Services	Total
	(In thousands)

Balance, December 31, 2003	$63,233	$5,644	$68,877
Goodwill resulting from the ITS acquisition	62,723	—	62,723
Goodwill resulting from the Utili-Trax acquisition	1,298	—	1,298
Goodwill adjustments related to the Merger	(1,292)	2,872	1,580

Balance, December 31, 2004	125,962	8,516	134,478

Goodwill resulting from the EHVPC acquisition	2,226	—	2,226
Goodwill adjustments related to the Merger	(559)	1,494	935
Goodwill adjustments related to the ITS acquisition	415	—	415

Balance, December 31, 2005	128,044	10,010	138,054

Goodwill resulting from the RUE acquisition	7,813	—	7,813
Goodwill adjustments related to the Merger	945	383	1,328
Goodwill adjustment related foreign exchange	73	—	73
Goodwill adjustments related to the ITS acquisition	(335)	—	(335)

Balance, December 31, 2006	$136,540	$10,393	$146,933

In accordance with SFAS 142, we perform a test for potential impairment annually or more frequently if events or circumstances indicate that goodwill impairment may exist (see Note 1). We completed our annual goodwill impairment test for the year ended December 31, 2006 and determined no impairment charge was necessary. No impairment was recorded for the year ended December 31, 2005.

During the year ended December 31, 2004 we acquired $13.7 million of intangible assets related to the acquisitions of ITS, EnStructure, and Utili-Trax. During the year ended December 31, 2006 we acquired $0.02 million of intangible assets related to the acquisition of RUE. We determine the fair value of the acquired intangibles using independent third party valuations. The volume agreements are being amortized either on a straight line basis or as the assets are utilized, if total volume is quantifiable, over a three to five year period. The construction backlog is being amortized as assets are utilized over a one to three year period. We recognized amortization expense for intangible assets of $12.4 million, $4.9 million and $1.0 million, during the years ended December 31, 2004, 2005 and 2006, respectively.

The estimated aggregate amortization expense for the next five succeeding fiscal years is:

(In thousands)

For the year ended December, 31,
2007	$486
2008	241
2009	162
2010	3
2011	8

Total	$900

9.	Deferred Charges and Other Assets

Deferred charges and other assets at December 31, 2005 and December 31, 2006 were as follows:

	As of December 31,
	2005	2006
	(In thousands)

Deferred financing cost, net of amortization	$5,341	$1,733
Dark fiber inventory	1,616	1,337
Refundable deposits	1,233	1,015
Insurance claims in excess of deductibles	3,136	722
Long-term receivables	365	693
Other	426	29

Total deferred and other long term assets	$12,117	$5,529

For the years ended December 31, 2004, 2005 and 2006 amortization expense was $1.1 million, $1.4 million and $0.9 million, respectively. Additionally, as a result of the refinancing of the previous credit facility (see Note 10), we recorded a $4.3 million charge in the second quarter of 2006 to write off the related deferred financing costs.

10.	Debt

Long-term debt outstanding at December 31, 2005 and December 31, 2006 is as follows:

	As of December 31,
	2005	2006
	(In thousands)

Term loan	$83,817	$—
Revolving lines of credit	—	51,077
Bank notes	91	56

	83,908	51,133
Less: current portion	(889)	(1,119)

Total long-term debt, net of current portion	$83,019	$50,014

On June 30, 2006, we entered into a new credit agreement (“Senior Credit Facility”) which provides a secured revolving credit facility of $225.0 million which may be used for revolving credit borrowings, swing loans, not to exceed $10.0 million, and standby letters of credit, not to exceed $100.0 million. We have the right to seek additional commitments to increase the aggregate commitments up to $350.0 million, subject to compliance with applicable covenants. The Senior Credit Facility replaces our previous secured credit facility, which included an $85.0 million revolving credit commitment and $84.0 million in term loan commitments.

The proceeds from borrowings under the Senior Credit Facility were used to repay $83.6 million of outstanding debt existing as of June 30, 2006 under our previous amended and restated credit facility which was terminated upon repayment. Amounts outstanding at December 31, 2006 were $50.0 million in revolving credit borrowing and $33.6 million in letters of credit. The carrying amount of the long-term debt approximates fair value because it bears interest at rates currently available to us for debt with similar maturities and collateral requirements. As a result of the refinancing of the previous credit facility, we recorded a $4.3 million charge in the second quarter of 2006 to write-off the related deferred financing costs. As of December 31, 2006, we were in compliance with all terms and conditions of our Senior Credit Facility.

Under the Senior Credit Facility, committed loans bear interest at either the Eurodollar Rate (British Bankers Association LIBOR Rate) or a Base Rate (equal to the higher of the Federal Funds Rate plus 1/2 of 1% or the Bank of America prime rate) plus an applicable margin of 1-2% for Eurodollar borrowings and 0-1% for prime based borrowings, based on our consolidated leverage ratio, as defined in the agreement. We are subject to a commitment fee of between .175 — .35%, and letter of credit fees between 1-2% based on our consolidated leverage ratio. We can prepay, without penalty, all or a portion of any committed loans under the Senior Credit Facility and re-borrow up to the aggregate commitments. The maturity date of the Senior Credit Facility is June 30, 2012.

The Senior Credit Facility contains certain restrictive covenants, including financial covenants to maintain our consolidated interest coverage ratio at not less than 2.00:1.00 in each period of four trailing fiscal quarters; consolidated leverage ratio not greater than 3:25:1.00 in any four quarters prior to the issuance of subordinated debt in an amount equal to or greater than $25.0 million, and 4.00:1.00 for any four quarters from and after such issuance; and consolidated senior leverage ratio greater than 2.50:1.00 in any four quarters from and after issuing subordinated debt or senior unsecured debt equal to or greater than $25.0 million. There are also additional restrictions, including other indebtedness, liens, fundamental changes, disposition of property, restricted payments and investments. The Senior Credit Facility is secured by a pledge of substantially all of our assets.

In connection with the November 14, 2005 acquisition of EHVPC we assumed an undrawn short-term operating loan agreement which provides revolving credit up to $1.6 million pursuant to certain minimum lending margin requirements. Under the agreement, committed loans will bear interest at prime plus 2.125%. At December 31, 2006, $1.1 million was outstanding, leaving $0.5 available for additional borrowing. During 2006 the weighted average interest rate was 8.10%.

Maturities of long-term debt are as follows:

(In thousands)

For the year ended December, 31,
2007	$1,119
2008	14
2009	—
2010	—
2011	50,000

Total	$51,133

On September 24, 2003, in connection with the Merger, we issued a $29.0 million subordinated promissory note payable to Exelon that was increased to $30.0 million in December 2003 upon completion of our acquisition of ULMS. The subordinated note payable was to mature on September 30, 2011, and was subject to a fixed interest rate of 4% through September 24, 2008, increasing to 6% from September 25, 2008 through maturity, if we were to pay interest costs in cash. We had the option and elected to pay such interest expenses in kind with fixed interest rates at 6%.

The subordinated note payable did not require principal repayments prior to maturity; however, the subordinated note payable required accelerated principal repayment upon the occurrence of certain events. Due to its terms, the subordinated note payable and related interest payable were recorded at a discounted amount, reflective of estimated fair market value based upon applicable market rates for similar securities, with the related note discount amortized as an adjustment to our interest expense throughout the term of the subordinated note payable. The face amount of the subordinated note payable plus interest payments of $21.3 million were discounted utilizing an effective interest rate of 9.64% on the $29.0 million portion and 8.55% on the $1.0 million portion. The note discount at inception was approximately $26.5 million, resulting in an initial carrying value of $23.1 million, net of discount.

Concurrent with the closing of the IPO, we extinguished the $30.0 million subordinated note to Exelon. Because the carrying amount of the Exelon note was recorded at a discount to reflect the fair value based upon applicable market rates for similar securities, we recorded a loss on the early extinguishment of this debt in the amount of $5.7 million in the second quarter of 2004. As part of our arrangement with Exelon to repay the principal portion of the $30.0 million subordinated note at the IPO date, Exelon agreed to forgive the accrued and unpaid interest on the subordinated note if within six months of the IPO date we had not initiated certain transactions. We did not initiate any such transactions specified in the arrangement prior to the expiration of the six-month period; therefore in the fourth quarter of 2004, we recorded a $1.1 million reduction to loss on early extinguishment of debt expense for accrued interest that was forgiven.

For the year ended December 31, 2004, the loss on early extinguishment of debt net of interest forgiven was $4.5 million. Approximately $4.4 million of this amount was included in continuing operations. The remaining $0.1 million of this balance, which related to the portion of debt assumed in the acquisition of ULMS in December 2003, was reflected in income from discontinued operations due to our decision to sell ULMS.

11.	Derivative Financial Instruments

We do not enter into financial instruments for trading or speculative purposes. We have used derivative financial instruments to mitigate the potential impact of increases in interest rates on floating-rate long-term debt. The principal financial instruments used are interest rate swaps and an interest rate caps. The swaps involve the exchange of fixed and variable interest rate payments without exchanging the notional amount.

On October 10, 2003 we entered into an interest rate swap on a $70.0 million notional amount where we paid a fixed rate of 2.395% in exchange for three month LIBOR until October 10, 2006. Effective October 11, 2005, the notional amount of the interest rate swap decreased to $30.0 million. We also purchased a 4.00% interest rate cap that matured October 10, 2006 on $20.0 million of the notional amount. Effective October 11, 2005, the notional amount of the interest rate cap increased to $40.0 million. Both agreements qualified as cash flow hedges. The effective portion of the gain or loss on the derivative instrument was reported in other comprehensive income (loss). The ineffective portion of all hedges was recognized in continuing operations. For the years ended December 31, 2004 and 2005, the ineffective portion in our statement of operations was less then $0.1 million. At December 31, 2005, the fair value of the interest rate swap and interest rate cap was an asset of $0.7 million and $0.2 million, respectively.

At June 30, 2006, upon the repayment of our old credit facility (see note 10), our interest rate swap and interest rate cap no longer qualified as cash flow hedges. Therefore we reclassified the remaining other comprehensive income of $0.5 million related to those derivatives to interest expense on June 30, 2006.

We periodically purchase caps to limit our exposure to price increases in gasoline and diesel fuel. These derivative instruments have not been designated as cash flow hedges, therefore changes in fair value are recorded in current period earnings.

12.	Income Taxes

The components of income tax (benefit) expense — continuing operations are as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2004	2005	2006
	(In thousands)	(In thousands)	(In thousands)

Current:
Federal	$8,200	$3,529	$15,969
State	3,245	2,316	3,872
Foreign	—	65	319

Total Current	11,445	5,910	20,160
Deferred:
Federal	(3,868)	3,858	(2,969)
State	(1,781)	(33)	(1,042)
Foreign	—	(1)	242

Total Deferred	(5,649)	3,824	(3,769)

	$5,796	$9,734	$16,391

The components of net deferred tax assets (liabilities) are as follows:

	As of December 31,
	2005	2006
	(In thousands)

Accrued expenses	$1,154	$2,461
Inventory	92	168
Deferred rent credits and accrued rent	—	1,169
Accrued insurance reserves	4,032	6,274
State net operating loss carry forwards	1,542	1,354
Federal net operating loss carry forwards	366	—
Stock-based compensation	—	1,028
Deferred revenues	10,272	8,892
Other	—	73

Deferred tax assets	17,458	21,419
Net valuation allowance	—	(170)

Deferred tax assets less valuation allowance	17,458	21,249

Fixed assets	(10,005)	(9,602)
Goodwill and intangible assets	(5,639)	(6,864)
Other	(451)	(332)

Deferred tax liabilities	(16,095)	(16,798)

Net deferred tax assets	$1,363	$4,451

Included in the accompanying consolidated balance sheets under the following captions:

Current deferred income taxes	$4,683	$8,201
Non-current deferred income taxes	(3,320)	(3,750)

	$1,363	$4,451

The reconciliation of the expected income tax (benefit) expense — continuing operations (computed by applying the federal statutory tax rate to income before taxes) to actual income tax expense is as follows:

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2004	2005	2006
	(In thousands)

Expected federal income tax (benefit) provision at statutory rate	$4,969	$7,945	$14,791
State income taxes, net of federal income tax (benefit) provision	860	1,527	1,721
Income tax credits	—	(151)	(233)
Non-deductible meals and entertainment	283	468	501
Non-taxable life insurance proceeds	(350)	—	—
Change in valuation allowance	—	—	178
Qualified production activity deduction	—	(60)	(292)
Tax-exempt interest income	—	—	(324)
Other	34	5	49

	$5,796	$9,734	$16,391

As of December 31, 2005, we had $1.0 million of federal net operating loss (“NOL”) carryforwards available to offset future taxable income, which we fully utilized in 2006. The federal NOL carryforward was acquired with ITS. We also have various state NOL carryforwards, which expire at various dates between 2008 and 2026. The determination of the state NOL carryforwards are dependent upon the subsidiaries’ taxable income or loss, apportionment percentages and other respective state laws, which can change from year to year and impact the amount of such carryforwards. Although we have been profitable on a consolidated basis, we have recorded a net valuation allowance of $0.2 million against various state NOLs where we believe it is more likely than not that the subsidiary incurring the loss will not be able to realize the tax benefit from the loss. This is a net increase of $0.2 million during the year.

As described in Note 2, we acquired all of the voting interests of EHVPC, a Canadian company, on November 14, 2005. In accordance with APB Opinion 23, as modified by SFAS 109, we have not recorded a deferred tax liability for the excess of the book over tax basis in the shares of the foreign subsidiary, because we do not expect this difference to reverse in the foreseeable future. The cumulative temporary difference and unrecognized deferred tax liability at December 31, 2006 are approximately $2.0 million and $0.7 million, respectively. We may have to recognize this deferred tax liability in the future if our plans change regarding either selling the shares of EHVPC or repatriating the earnings of EHVPC.

In the ordinary course of business, our tax returns are subject to examination by various taxing authorities, which may result in future tax and interest assessments. We have accrued a liability when we believe it is probable that we will be assessed. Differences between the estimated and actual amounts determined upon ultimate resolution of any examination are not expected to have a material adverse effect on our consolidated financial position.

13.	Concentration of Credit Risk

Financial instruments that may potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and contract receivables. We maintain substantially all of our cash investments with what we believe to be high credit quality financial institutions. As a policy, we do not collateralize our receivables; however, if collectibility becomes questionable, appropriate liens may be filed.

Our top ten customers accounted for approximately 46%, 45% and 44% of consolidated revenues for the years ended December 31, 2004, 2005 and 2006, respectively. Exelon accounted for approximately 17%, 18% and 14% of consolidated revenues for the years ended December 31, 2004, 2005 and 2006, respectively.

At December 31, 2005 and 2006 accounts receivable due from Exelon, inclusive of amounts due from a prime contractor for Exelon work, represented $12.2 million or 9% and $11.4 million or 7%, respectively, of total accounts receivable balance. No other customer represented 10% or more of accounts receivable or of revenue as of and for the years ended December 31, 2005 and 2006.

14.	Other Income, Net

Other income, net consists primarily of gains (losses) on sale of property and equipment. Other income, net for the year ended December 31, 2005 includes a reversal of a $3.8 million charge for a litigation judgment recorded in 2003.

15.	Related Party Transactions

On June 28, 2006, we entered into a Second Amendment to Registration Rights Agreement (the “Second Amendment”) to allow the former Principal Stockholders to request that we file with the SEC a registration statement on Form S-3 for an underwritten public offering (the “Offering”) of shares of our common stock within 180 days following March 20, 2006 (the date of the final prospectus relating to our previous offering). In connection with the Offering, our stockholders participating in the Offering paid their own expenses as well as their pro rata share of our expenses incurred in connection with the Offering.

In addition, on June 28, 2006, in connection with the Second Amendment, we entered into an Agreement (the “Agreement”) with our former Principal Stockholders and Ian Schapiro and Michael Harmon, two members of the our board of directors, to set forth certain agreements of the parties following the closing of the Offering. Pursuant to the Agreement, Messrs. Schapiro and Harmon, representatives of the former Principal Stockholders, agreed to work with us in good faith to determine a mutually acceptable transition plan for their board of directors and committee responsibilities. Having accomplished those objectives, Messrs. Schapiro and Harmon resigned from our Board effective October 31, 2006. In addition, the former Principal Stockholders entered into non-disclosure agreements with us and agreed to certain limited restrictive covenant obligations following the closing of the Offering.

As of December 31, 2005, we had $7.1 million due to the former owners of Blair Park Inc. and Sunesys, Inc. (collectively “Blair Park”) accrued in other liabilities — related parties on our consolidated balance sheet for additional contingent purchase price consideration. Blair Park was acquired by InfraSource Incorporated in 2001. The balance was paid in the second quarter of 2006.

As of December 31, 2005, we had $4.2 million due to the Maslonka stockholders, including Martin Maslonka, then an employee and holder of more than 5% of our common stock, accrued in other liabilities — related parties on our consolidated balance sheet. Of this amount, $3.3 million was holdback consideration from the acquisition of ITS (see Note 2). The remaining net balance related to payments we made on the stockholders’ behalf which required cash settlement. In January 2006, we paid the sellers of the Maslonka business $3.5 million in cash, including interest, and released shares of our common stock held back pursuant to the terms of the acquisition agreement.

ITS issued a $1.0 million installment promissory note in favor of Martin Maslonka. The promissory note had an annual interest rate of 8.5%, with equal monthly interest payments. The promissory note which was scheduled to mature on June 30, 2006 was repaid in December 2005.

We lease our ITS headquarters in Mesa, Arizona and our ITS Texas field office in San Angelo, Texas from EC Source, LLC, which is wholly owned by Martin Maslonka. Our leases for those two properties will run through February 2009, subject to a five-year renewal option, and we expect to incur total annual lease payments of $0.2 million.

We lease office and warehouse space from Coleman Properties of which three officers of Blair Park are general partners. The lease for this space continues through October 2008. Our annual payments under this agreement are approximately $0.1 million.

We also lease ducts in two river bores under the Delaware River from Coleman Properties. The lease commenced on May 1, 2005 and has a term of five years, with an option to extend. Annual lease payment is $0.02 million for each pair of fiber installed in the conduit up to a maximum of $0.2 million per year if additional ducts are leased.

As of December 31, 2006, we had $0.4 million due to the EHVPC stockholders, who are currently our employees, accrued in other liabilities — related parties on our consolidated balance sheet. This amount is a portion of the holdback consideration from the acquisition of EHVPC, which is payable in 2007 and not contingent on future events, with the exception of any indemnification obligations owed to us.

We lease office and warehouse facilities in Michigan which are owned by an employee and his family members. Our leases for those properties are through March 2011 and May 2007 for which we expect to incur total annual lease payments of $0.3 million.

As of December 31, 2006, we had $1.3 million due to the RUE stockholders, who are currently our employees, accrued in other liabilities and other long term liabilities — related parties on our consolidated balance sheet. Of this amount, $0.4 million is payable upon filing of the final 2006 seller period tax returns with the remaining $0.9 million due 18 months from the date of acquisition. Those holdback amounts are reflected as liabilities on the balance sheet as their payment is not contingent on future performance or the achievement of future milestones by RUE.

16.	Stockholders’ Equity

Common stock:  At our inception, the Board of Directors authorized 2,500,000 shares of common stock with a par value of $.001 per share. On March 24, 2004, the Board of Directors authorized an approximate 21.7625 to one stock split and an increase in the authorized common stock from 2,500,000 shares to 120,000,000. Par value of the common stock remained $.001 per share. The effect of the stock split has been retroactively reflected in our accompanying consolidated financial statements, and all applicable references as to the number of common shares and per share information have been restated.

Preferred stock:  On March 24, 2004, the Board of Directors authorized 12,000,000 shares of preferred stock with a par value of $0.001 per share. No shares were issued through December 31, 2006.

Treasury stock:  On June 29, 2005, we exercised our right to repurchase all 29,870 shares of unvested restricted stock held by one of our former Board members, John R. Marshall, for $4.60 per share, which represents the price at which he exercised options to acquire those shares.

Sales of Common Stock:  On December 8, 2005 our former Principal Stockholders sold 1,137,074 shares of our common stock for $11.50 per share in a private transaction. In 2006, the former Principal Stockholders and certain other stockholders completed two secondary underwritten public offerings of our common stock. The first occurred on March 24, 2006, in which they sold 13,000,000 shares of our common stock at $17.50 per share (plus an additional 1,950,000 shares sold following exercise of the underwriters’ over-allotment option). The second occurred on August 9, 2006, in which they sold 10,394,520 shares of our common stock at $17.25 per share (plus an additional 559,179 shares sold following exercise of the underwriters’ over-allotment option). We did not issue any primary shares; therefore, we did not receive any of the proceeds from those offerings.

As of December 31, 2006, the former Principal Stockholders no longer own any of our common stock.

During the three months ended March 31, 2004, certain members of our management and Board of Directors consummated early exercises of unvested stock option awards representing a total of 489,547 shares of common stock. Pursuant to the terms of the related stock option agreements, we have the option to repurchase any unvested shares prior to the date they vest at the original strike price of the option grant. In accordance with the provisions of EITF No. 00-23, “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44,” unvested shares are not considered outstanding for accounting purposes and are not included in the calculation of basic earnings per share until shares issued pursuant to those option grants vest. As of December 31, 2006, early exercises of unvested options with respect to 454,699 shares have vested, and are considered outstanding for accounting purposes and 29,870 were repurchased and reflected as treasury stock. The remaining 4,978 shares vest in accordance with the terms of the option grants. The net proceeds from the early exercise of those option grants, which totaled $0.02 million at December 31, 2006, are included in other long-term liabilities in the consolidated balance sheet.

17.	Computation of Per Share Earnings

The following table is a reconciliation of the numerators and denominators of the basic and diluted income per share computation.

	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2004	2005	2006
	(In thousands)	(In thousands)	(In thousands)

Income from continuing operations	$8,400	$12,966	$25,870
Income (loss) from discontinued operations, net of
income tax provision (benefit) of $365, $(699), and $1, respectively	580	(1,069)	2
Gain on disposition of discontinued operations, net of income tax provision of $410, $1,372 and $165, respectively	596	1,832	273

Net income	$9,576	$13,729	$26,145

Weighted average basic common shares outstanding	35,172	39,129	39,757
Potential common stock arising from stock options and employee stock purchase plan	967	814	607

Weighted average diluted common shares outstanding	36,139	39,943	40,364

Basic net income per share	$0.27	$0.35	$0.66
Diluted net income per share	0.26	0.34	0.65

In connection with the funding of the acquisition of ITS in January 2004, we offered to sell 5,931,951 shares of common stock to all existing stockholders at a price per share that is less than fair value per share (bonus element). In accordance with SFAS No. 128, the number of shares of common stock used in computing basic and diluted earnings per share for the year ended December 31, 2004 has been increased to include the effect of the bonus element.

Included in potential common stock arising from stock options for the years ended December 31, 2004, 2005 and 2006 are early exercises of unvested stock option awards, which are excluded from the weighted average basic common shares outstanding. For the years ended December 31, 2004, 2005 and 2006 there were 738,540 shares, 601,849 shares and 591,589 shares, respectively, under option grants excluded from the calculation of diluted earnings per share as the effect of such shares would have been anti-dilutive.

18.	Benefit Plans

We and certain of our subsidiaries have union affiliations. Certain field employees are members of local unions. Wages and benefits paid to those employees are established by negotiated contracts which expire at various times.

Retirement Plan:  We have a defined contribution plan benefiting all subsidiaries, qualifying under section 401(k) of the Internal Revenue Code, for the majority of all office and supervisory employees. The plan allows eligible employees to contribute up to 15% of their pre-tax base compensation. Matching contributions made by us are 50% of pre-tax contribution up to 6% of the employees’ annual compensation. Additionally, some of the subsidiaries maintain profit sharing plans for certain employees. Expenses related to our defined contribution and profit sharing plans for the year ended December 31, 2004, 2005 and 2006 were $1.5 million, $1.6 million and $1.8 million, respectively. We and our subsidiaries also provide for payments made to various retirement plans for construction employees under the terms of union agreements and for other benefits of former employees.

Deferred Compensation Plan:  The Deferred Compensation Plan allows participants to elect to make pre-tax deferrals of up to 75% of their annual base salary and 100% of their bonuses in coordination with amounts contributed to the qualified 401(k) plan. In addition, each participant may elect to defer an excess amount equal to any amount distributed or paid to the participant from our 401(k) plan during the calendar year to correct a failure to satisfy the nondiscrimination requirements of the Code. The Deferred Compensation Plan allows us to make matching contributions with respect to participants who elect to defer a portion of their annual base salary. A participant’s interest in its matching contributions vest in accordance with the vesting schedule set forth in our 401(k) plan. A participant’s deferrals and matching contributions, if any, are credited to a bookkeeping account and accrue earnings and losses as if held in certain investments selected by the participant. Amounts credited to a participant’s account will be distributed upon the earlier of the participant’s (i) retirement or (ii) separation from service, provided, however, if the separation of service occurs prior to the participant’s attainment of age 65, the distribution may be delayed until the participant has attained 65 if the participant has timely elected to so defer such payment. Our Deferred Compensation Plan is unfunded, and participants are unsecured general creditors of the Company as to their accounts.

Effective January 1, 2004, the Deferred Compensation Plan was amended to (1) add a vesting requirement for our matching contributions, (2) add an early distribution provision, (3) make a single sum the automatic form of payment and (4) clarify certain provisions.

Stock Compensation Plans:

Our stock based compensation expense includes the following:

	For the Year	For the Year	For the Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2004	2005	2006
	(In thousands)

Stock option expense	$—	$—	$2,718
Restricted stock expense	—	711	252
Employee stock purchase plan expense	—	—	490

Total stock based compensation expense	$—	$711	$3,460

Stock Options:  Our 2003 Omnibus Stock Incentive Plan as amended effective April 29, 2004 (the “2003 Stock Plan”), was originally adopted on September 23, 2003 to allow the grant of stock options and restricted stock to designated key employees and directors. The options currently issued under the 2003 Stock Plan include time-based options that vest over four years. All options have a maximum term of ten years. The 2003 Stock Plan was terminated upon completion of the IPO. Options previously issued under the 2003 Stock Plan remain outstanding.

Our 2004 Omnibus Stock Incentive Plan as amended (the “2004 Stock Plan”) was adopted on April 29, 2004 to allow the grant of stock options, stock appreciation rights, restricted stock, and deferred stock or performance shares to employees and directors. The options currently issued under the 2004 Stock Plan vest over a period of four years. All options have a maximum term of ten years. The aggregate number of shares reserved for issuance under the 2004 Stock Plan is 800,000 plus an amount to be added annually on the first day of our fiscal year (beginning 2005) equal to the lesser of (i) 1,000,000 shares or (ii) two percent of our outstanding shares of common stock on the last day of the immediately preceding fiscal year. As of December 31, 2006, 2.4 million shares have been reserved for issuance under the 2004 Stock Plan.

For the purpose of calculating the fair value of our stock options, we estimate expected stock price volatility based on our common stock’s historical volatility. The risk-free interest rate assumption included in the calculation is based upon observed interest rates appropriate for the expected life of our employee stock options. The dividend yield assumption is based on our intent not to issue a dividend. We are currently using the simplified method to calculate expected holding periods as provided for under SAB No. 107.

Stock-based compensation expense recognized in the year ended December 31, 2006 was based on awards ultimately expected to vest, net of estimated forfeitures. SFAS No. 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience. In accordance with SFAS No. 123, pro forma information for the periods prior to 2006 was based on recognizing the effect of forfeitures as they occurred.

The weighted-average grant-date fair value of options granted during the year ended December 31, 2004, 2005 and 2006 was $3.3 million, $2.1 million and $1.7 million, respectively. The total intrinsic value of options exercised during the year ended December 31, 2004, 2005 and 2006 was $0.6 million, $1.1 million and $6.3 million, respectively.

The fair value of each option grant was estimated on the grant-date using the Black-Scholes option pricing model with the following assumptions:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2004	2005	2006

Weighted Average Assumptions:
Expected volatility	41%	48%	42%
Dividend yield	0%	0%	0%
Risk-free interest rate	3.70%	4.26%	4.72%
Annual forfeiture rate	0%	0%	7%
Expected holding period (in years)	6.00	6.00	6.25

The following tables summarize information for the options outstanding and exercisable for the years ended December 31, 2004, 2005 and 2006:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
		Price per	Contractual	Intrinsic
	Options	Share	Life	Value
				(In thousands)

Balance, December 31, 2003	1,961,517	$4.60
Granted	880,179	12.03
Exercised — Vested	(70,847)	4.60
Exercised — Unvested	(489,547)	4.60
Cancelled	(68,601)	5.62

Balance, December 31, 2004	2,212,701	$7.53
Granted	701,563	11.48
Exercised	(176,997)	5.02
Cancelled	(331,526)	7.84

Balance, December 31, 2005	2,405,741	$8.81
Granted	591,589	19.15
Exercised	(507,084)	7.07
Cancelled	(259,257)	10.19

Balance, December 31, 2006	2,230,989	$11.79

Fully vested options and options expected to ultimately vest as of December 31, 2006	2,088,844	$11.51	8.1	$21,440

Options exercisable as of December 31, 2006	648,407	$8.24	7.3	$8,605

	As of December 31, 2006
	Stock Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
	Number of	Average	Average	Number of	Average
	Stock	Remaining	Exercise	Stock	Exercise
Range of Exercise Prices	Options	Contractual Life	Price	Options	Price

$ 4.60 — $ 4.60	643,619	6.75	$4.60	340,850	$4.60
$ 7.88 — $11.99	558,771	8.76	11.33	124,274	11.21
$13.00 — $16.01	456,923	7.44	13.13	183,283	13.00
$16.93 — $20.55	571,676	9.71	19.26	—	—

	2,230,989			648,407

The aggregate intrinsic value in the preceding table represents the total pre-tax intrinsic value, based on our closing stock price of $21.77 on December 31, 2006, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of shares related to in-the-money options exercisable on December 31, 2006 was 648,407.

As of December 31, 2006, there was approximately $9.0 million of total unrecognized compensation cost related to non-vested stock options. That cost is expected to be recognized over a weighted average period of 8.5 years. The total estimated fair value of shares vested during the year ended December 31, 2006 is $2.4 million.

Restricted Stock

Time- based:  The following table presents a summary of the number of time-based shares of non-vested restricted stock as of December 31, 2006 and changes during the years ended December 31, 2004, 2005 and 2006:

		Weighted-Average
		Grant-Date Fair
	Shares	Value

Non-vested time-based shares at December 31, 2004	—	$—
Shares issued	167,556	13.13
Shares forfeited	—	—
Shares vested	—	—

Non-vested time-based shares at December 31, 2005	167,556	13.13
Shares issued	52,101	19.09
Shares forfeited	(100,437)	13.13
Shares vested	(41,889)	13.13

Non-vested time-based shares at December 31, 2006	77,331	$17.15

As of December 31, 2006, there was approximately $1.0 million of total unrecognized compensation cost related to time-based non-vested restricted stock. That cost is expected to be recognized over a weighted average period of 4.5 years. The total fair value of shares vested during the year ended December 31, 2006 was $0.6 million.

Performance-based:  In November 2006, we granted 87,200 shares of performance-based restricted stock which vest on the seventh anniversary of the award unless vesting is accelerated due to the achievement of certain performance targets. Currently, the cost is recognized straight-line over seven years. Quarterly, we assess the progress of the Company’s performance as compared with targets. If we determine the performance targets will be met, the remaining expense will be recognized on an accelerated basis.

Employee Stock Purchase Plan

In April 2004, our board of directors adopted the 2004 Employee Stock Purchase Plan for all employees meeting its eligibility criteria. Under this plan, eligible employees may purchase shares of our common stock, subject to certain limitations, at 85% of the market value. Purchases are limited to 15% of an employee’s eligible compensation, up to a maximum of 2,000 shares per purchase period. The maximum aggregate number of shares reserved for issuance under the plan is 2,000,000 plus an amount to be added annually on the first day of each fiscal year equal to the lesser of (i) 600,000 shares or (ii) one percent of our outstanding shares of common stock on the last day of the immediately preceding fiscal year. As of December 31, 2006, 2.8 million shares have been reserved for issuance under the 2004 Employee Stock Purchase Plan.

19.	Segment Information

We operate in two business segments. Our ICS segment provides design, engineering, procurement, construction, testing and maintenance services for utility infrastructure. The ICS customers include electric power utilities, natural gas utilities, telecommunication customers, government entities and heavy industrial companies, such as petrochemical, processing and refining businesses. The ICS services are provided by four of our operating units, all of which have been aggregated into one reportable segment due to their similar economic characteristics, customer bases, products and production and distribution methods. Our TS segment, consisting of a single operating unit, leases point-to-point telecommunications infrastructure in select markets and provides design, procurement, construction and maintenance services for telecommunications infrastructure. The TS customers include communication service providers, large industrial and financial services customers, school districts and other entities with high bandwidth telecommunication needs. Within the TS segment, we are regulated as a public telecommunication utility in various states. We operate in multiple territories throughout the United States and we do not have significant operations or assets outside the United States. We acquired a Canadian entity in November 2005 which represents approximately 2% of revenues for the year ended December 31, 2006 and 2% of total assets as of December 31, 2006.

Business segment performance measurements are designed to facilitate evaluation of operating unit performance and assist in allocation of resources for the reportable segments. The primary financial measures we use to evaluate our segment operations are contract revenues and income from operations as adjusted, a non-GAAP financial measure. Income from operations as adjusted excludes expenses for the amortization of intangibles related to our acquisitions and share-based compensation because we believe those expenses do not reflect the core performance of our business segments operations. We began excluding share-based compensation expense from income from operations as adjusted in the second quarter of 2006. We did not reclassify share-based compensation expense for the 2005 periods, since the expense was insignificant. A reconciliation of income from operations as adjusted to the nearest GAAP equivalent, income from continuing operations before income taxes is provided below.

We do not allocate corporate costs to our business segments for internal management reporting. Corporate and eliminations includes corporate costs, revenue related to administrative services we provide to one of our customers and the elimination of an insignificant amount of intra-company revenues. The following tables present segment information by period:

	Infrastructure
For the Year Ended	Construction	Telecommunication	Corporate and
December 31, 2004	Services	Services	Eliminations	Total
	(In thousands)

Revenues	$602,458	$30,282	$(136)	$632,604
Income (loss) from operations as adjusted	37,190	13,258	(12,159)	38,289
Depreciation	21,490	2,868	370	24,728
Amortization	12,350	—	—	12,350
Total assets	376,927	75,110	72,385	524,422
Capital expenditures	13,542	10,999	520	25,061
Reconciliation:
Income (loss) from operations as adjusted	$37,190	$13,258	$(12,159)	$38,289
Less: Amortization	12,350	—	—	12,350

Income (loss) from operations	24,840	13,258	(12,159)	25,939
Interest income	223	1	289	513
Interest expense and amortization of debt discount	(8,013)	(1,122)	(1,043)	(10,178)
Loss on early extinguishment of debt	(3,656)	(703)	(85)	(4,444)
Other income, net	2,324	37	5	2,366

Income (loss) before income taxes	$15,718	$11,471	$(12,993)	$14,196

	Infrastructure
For the Year Ended	Construction	Telecommunication	Corporate and
December 31, 2005	Services	Services	Eliminations	Total
	(In thousands)

Revenues	$809,320	$40,511	$3,245	$853,076
Income (loss) from operations as adjusted	24,378	17,337	(12,998)	28,717
Depreciation	23,815	3,524	201	27,540
Amortization	4,911	—	—	4,911
Total assets	392,781	92,758	83,850	569,389
Capital expenditures	13,471	15,861	1,139	30,471
reconciliation:
Income (loss) from operations as adjusted	$24,378	$17,337	$(12,998)	$28,717
Less: Amortization	4,911	—	—	4,911

Income (loss) from operations	19,467	17,337	(12,998)	23,806
Interest income	148	1	239	388
Interest expense and amortization of debt discount	(6,964)	(241)	(952)	(8,157)
Other income (expense), net	2,840	(26)	3,849	6,663

Income (loss) before income taxes	$15,491	$17,071	$(9,862)	$22,700

	Infrastructure
For the Year Ended	Construction	Telecommunication	Corporate and
December 31, 2006	Services	Services	Eliminations	Total
	(In thousands)

Revenues	$946,321	$40,383	$5,601	$992,305
Income (loss) from operations as adjusted	50,778	18,923	(16,869)	52,832
Depreciation	21,059	4,259	283	25,601
Share based compensation	1,767	216	1,477	3,460
Amortization	1,004	—	—	1,004
Total assets	423,646	90,298	67,288	581,232
Capital expenditures	16,211	19,472	2,816	38,499
reconciliation:
Income (loss) from operations as adjusted	$50,778	$18,923	$(16,869)	$52,832
Less: Amortization and share based
compensation	2,771	216	1,477	4,464

Income (loss) from operations	48,007	18,707	(18,346)	48,368
Interest income	4,168	1,816	(5,031)	953
Interest expense	(5,543)	(1,042)	(323)	(6,908)
Write-off of deferred financing costs	(3,535)	(677)	(84)	(4,296)
Other income, net	4,007	11	126	4,144

Income before income taxes	$47,104	$18,815	$(23,658)	$42,261

The following table presents information regarding revenues by end market:

	Year Ended	Year Ended	Year Ended
	December 31, 2004	December 31, 2005	December 31, 2006
	(In thousands)

Electric Transmission	$131,040	$160,669	$259,553
Electric Substation	103,287	138,646	204,067
Utility Distribution and Industrial Electric	121,130	171,055	144,745
Natural Gas	211,901	265,513	268,551
Telecommunications	52,190	101,191	105,544
Other	13,056	16,002	9,845

	$632,604	$853,076	$992,305

Electric, gas and other end market revenues are entirely part of the ICS segment, while telecommunications end market revenue is included in both the ICS and TS segments. Approximately 58%, 40% and 38% of the telecommunications end market revenues for the years ended December 31, 2004, 2005 and 2006, respectively, were from the TS segment.

20.	Commitments and Contingencies

We rent office space and equipment under non-cancelable operating leases, certain of which contain rent holidays and purchase option terms. Operating lease payments are expensed as incurred. Our future minimum lease commitments for all non-cancelable leases as of December 31, 2006 are as follows:

Operating Leases
(In thousands)

For the twelve months ending December 31,
2007	$17,020
2008	13,589
2009	10,614
2010	7,331
2011	3,025
Thereafter	6,675

Total minimum lease payments	$58,254

Our rent expense was $15.6 million, $15.6 million and $19.2 million, respectively, for the years ended December 31, 2004, 2005 and 2006. See Note 15 for information regarding leasing transactions with related parties.

We also construct and lease fiber-optic telecommunications facilities to our customers pursuant to operating lease agreements, typically with lease terms from five to twenty-five years, including certain renewal options. Under those agreements, customers lease a portion of the capacity of a fiber-optic facility, with the facility owned and maintained by us. The book value of the fiber-optic facilities is $69.3 million, net of accumulated depreciation of $5.7 million and $89.9 million, net of accumulated depreciation of $9.4 million as of December 31, 2005 and 2006, respectively, and is included in property and equipment, net of accumulated depreciation, in the accompanying consolidated balance sheet. Minimum future rentals related to fiber-optic facility leasing agreements as of December 31, 2006 are as follows:

(In thousands)

For the twelve months ending December 31,
2007	$28,308
2008	24,005
2009	22,030
2010	15,579
2011	8,317
Thereafter	34,057

Fixed non-cancelable minimum lease revenues	$132,296

21.	Litigation

On September 21, 2005, a petition, as amended, was filed against InfraSource, certain of its officers and directors and various other defendants in the Harris County, Texas District Court seeking unspecified damages. The plaintiffs allege that the defendants violated their fiduciary duties and committed constructive fraud by failing to maximize shareholder value in connection with certain acquisitions which closed in 1999 and 2000 and the Merger and committed other acts of misconduct following the filing of the petition. At this time, it is too early to form a definitive opinion concerning the ultimate outcome of this litigation. Management of InfraSource plans to vigorously defend against this claim.

Pursuant to our service contracts, we generally indemnify our customers for the services we provide under such contracts. Furthermore, because our services are integral to the operation and performance of the electric power transmission and distribution infrastructure, we may become subject to lawsuits or claims for any failure of the systems that we work on, even if our services are not the cause for such failures, and we could be subject to civil and criminal liabilities to the extent that our services contributed to any property damage or blackout. The outcome of those proceedings could result in significant costs and diversion of management’s attention to our business. Payments of significant amounts, even if reserved, could adversely affect our reputation and liquidity position.

From time to time, we are a party to various other lawsuits, claims, other legal proceedings and are subject, due to the nature of our business, to governmental agency oversight, audits, investigations and review. Such actions may seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. Under such governmental audits and investigations, we may become subject to fines and penalties or other monetary damages. With respect to such lawsuits, claims, proceedings and governmental investigations and audits, we accrue reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. We do not believe any of the pending proceedings, individually or in the aggregate, will have a material adverse effect on our results of operations, cash flows or financial condition.

22.	Quarterly Data — Unaudited

The following tables present certain quarterly financial operating results for the years ended December 31, 2005 and 2006:

	2005 Period Ended
	March 31	June 30	September 30	December 31
	(In thousands)

Revenues	$177,667	$228,403	$226,575	$220,431
Gross Profit	20,054	18,643	31,718	32,413
Income (loss) from continuing operations	3,035	(1,394)	5,266	6,059
Income (loss) from discontinued operations	(293)	(16)	1,300	(228)
Net Income (loss)	2,742	(1,410)	6,566	5,831
Basic net income (loss) per share	0.07	(0.04)	0.17	0.15
Diluted net income (loss) per share	0.07	(0.04)	0.16	0.15

	2006 Period Ended
	March 31	June 30	September 30	December 31
	(In thousands)

Revenues	$214,275	$254,261	$275,880	$247,889
Gross Profit	28,851	35,875	45,048	35,885
Income from continuing operations	2,453	5,161	10,982	7,274
Income (loss) from discontinued operations	13	166	(184)	280
Net Income	2,466	5,327	10,798	7,554
Basic and diluted net income per share	0.06	0.13	0.27	0.19

During the fourth quarter of 2006 the Company identified certain adjustments related to the prior periods. Because these amounts were not material to 2006 as a whole or to prior-period financial statements, the Company recorded these adjustments in the fourth quarter. These adjustments included entries to reduce revenues as well as cost of revenues. The impact of all out-of-period adjustments recorded in the fourth quarter was a reduction in revenue of $2.3 million, gross profit of $1.3 million, income from continuing operations of $0.5 million and net income of $0.5 million or $.01 per basic and fully diluted share.

Amounts may differ from amounts previously reported due primarily to discontinued operations and to a lesser extent reclassifications.